Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2013

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 13, 2013--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2013.

Canterbury Park Holding Corporation (the “Company”) reported net income of $193,248 on revenues of $13,280,950 for the three months ended June 30, 2013, compared to a net loss of $166,536 on net revenues of $11,964,084 for the same period in 2012. For the six months ended June 30, 2013, net income was $484,329 on net revenues of $22,425,518, compared to net income of $365,968 on net revenues of $21,572,794 for the same period in 2012. Diluted income per share for the second quarter of 2013 was $.05 compared to diluted loss per share of $.04 for the same period in 2012. Diluted income per share for the six month period ended June 30, 2013 was $.12 compared to diluted income per share of $.09 for the six month period ended June 30, 2012.

The 11.0% increase in net revenues in the 2013 second quarter compared to the same period in 2012 consists of the following:

  Pari-mutuel revenues increased 19.3%, primarily because we recognized income of $412,286 due to a change in accounting estimate for unredeemed pari-mutuel vouchers that is further discussed below. The increase was also due to increased wagering during the first seven weeks of our 2013 live meet despite unfavorable weather on many race days which we believe significantly discouraged attendance.
  Card Casino revenues increased 8.0%. We believe this reflects increased discretionary spending in a strengthening economy and successful marketing of our first-class card playing venue.
  Consistent with greater attendance at our live meet and in our Card Casino during the 2013 second quarter, concessions revenue increased 7.5%.

For the six months ended June 30, 2013, our 4.0% increase in net revenues compared to the same period in 2012 primarily reflects the impact of strong increases in all business segments during the 2013 second quarter that more than offset unfavorable results during the 2013 first quarter when inclement weather in Minnesota and at racetracks simulcasting to Canterbury Park adversely impacted our results as compared to the Company’s 2012 first quarter results.

During the quarter ended June 30, 2013, the Company reevaluated the likelihood of redemption relating to outstanding pari-mutuel vouchers and through this assessment, the Company decreased the projected redemption rate. For the three and six months ended June 30, 2013, the change in accounting estimate decreased our liability for outstanding pari-mutuel vouchers and increased pari-mutuel revenue in our Condensed Consolidated Statements of Operations for the periods by approximately $412,286 (pre-tax difference). As a result, this change increased Income From Operations by this amount as well. Net income after tax increased approximately $239,150, or by approximately $0.06 earnings per basic and diluted common share.

Operating expenses increased in both the second quarter and six month periods ended June 30, 2013, increasing $691,192, or 5.6%, and $726,381, or 3.5%, as compared to the respective periods in 2012. Approximately two-thirds of these increases are attributable to increases in salaries and benefits and advertising and marketing costs. The increases in salaries and benefits are due in part to supporting the increased revenue in all revenue categories during the three and six-month periods ending June 30, 2013 compared to the same periods in 2012 and partly due to scheduled annual increases. The increases in advertising and marketing costs primarily represent increased radio and billboard expenditures promoting the Card Casino and Racetrack and increased marketing expenses incurred under the Company’s Cooperative Marketing Agreement (“CMA”) with the Shakopee Mdewakanton Sioux Community (“SMSC”) described in previous SEC filings. Increases in several other expense categories, such as purse expense, directly supported increased pari-mutuel revenue.

Further detail regarding our results for the second quarter and first six months of 2013 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on August 14, 2013 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “We recognize our second quarter and six month results were significantly benefited by the change in our accounting estimate of uncashed pari-mutuel vouchers. At the same time, we believe our second quarter results reflect continued progress in leveraging the benefits provided by our CMA with the SMSC. While adversely affected by unfavorable weather on many race days in May and June, pari-mutuel wagering was up over 2012 because the increased purses provided by the CMA led to higher quality racing and larger fields that provided excellent wagering opportunities for our local race fans as well as handicappers around the country. We are also pleased with the strong gains in Card Casino and concessions revenues. Because of the positive performance in all three business segments during our 2013 second quarter, we are optimistic about the Company’s prospects for the remainder of this year.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2013 live race meet began on May 17th and ends September 14th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Operating Revenues, (net)	$13,280,950	$11,964,084	$22,425,518	$21,572,794

Operating Expenses	$12,948,626	$12,257,434	$21,587,566	$20,861,185

Non-Operating Income, (net)	$571	$2,225	$1,672	$3,339

Income (Loss) before Income Taxes	$332,895	($291,125)	$839,624	$714,948

Income Tax (Expense) Benefit	($139,647)	$124,589	($355,295)	($348,980)

Net Income (Loss)	$193,248	($166,536)	$484,329	$365,968

Basic Net Income (Loss) Per Common Share	$0.05	($0.04)	$0.12	$0.09

Diluted Net Income (Loss) Per Common Share	$0.05	($0.04)	$0.12	$0.09

RECONCILIATION OF NET INCOME TO EBITDA

	Six Months	Six Months
	Ended	Ended
	June 30, 2013	June 30, 2012

Net income	$484,329	$365,968

Interest income	(1,672)	(3,339)

Income tax expense	355,295	348,980

Depreciation	893,280	884,580

EBITDA	$1,731,232	$1,596,189

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223